                                                                    EXHIBIT 99.1


NEWS RELEASE

FOR IMMEDIATE RELEASE     CONTACTS:
February 13, 2001         Maggie P. Knack                Alessandro Bossi
                          Director, Investor Relations   Director, Business Dev.
                          (952) 346-4771                 (+41) 91-9852121
                          IR@mgipharma.com               ba@helsinn.com


           MGI PHARMA SIGNS LETTER OF INTENT FOR EXCLUSIVE LICENSE TO
          PALONOSETRON, A PHASE 3 ANTIEMETIC FOR CHEMOTHERAPY INDUCED
                NAUSEA AND VOMITING, FROM HELSINN HEALTHCARE SA

MINNEAPOLIS and LUGANO, SWITZERLAND, February 13, 2001 - MGI PHARMA, INC., (Nasdaq: MOGN) and Helsinn Healthcare SA, a privately owned pharmaceutical group with headquarters in Switzerland, today announced that they have signed a letter of intent for exclusive North American license and distribution rights to palonosetron. The license agreement is subject to execution of a definitive agreement. Palonosetron is a selective 5-HT3 antagonist with an extended half-life, in Phase 3 development for the prevention of chemotherapy induced nausea and vomiting (CINV). Completion of the Phase 3 trials could allow for NDA (New Drug Application) submission in the first half of 2002. When launched, palonosetron will compete in the $1 billion North American CINV market.

CINV is estimated to occur in 85 percent of cancer patients undergoing chemotherapy and can result in delay or even discontinuation of treatment, and the advent of 5-HT3 antagonists has revolutionized the management of nausea and vomiting experienced by cancer patients undergoing chemotherapy.

"With the addition of palonosetron to our oncology product portfolio, MGI PHARMA will be poised to become a leader in providing innovative and significant products to cancer patients in North America," commented Lonnie Moulder, executive vice president of MGI PHARMA. "We are looking forward to the successful completion of the Phase 3 program and approval process for palonosetron, and the opportunity to demonstrate the role that this novel agent can have in preventing chemotherapy induced nausea and vomiting."

MGI PHARMA, INC.
Palonosetron Letter of Intent with Helsinn Healthcare
Page 2

Alessandro Bossi, director of business development of HELSINN, commented: "We are very pleased to move forward with MGI Pharma as our potential North American partner for this innovative product. Palonosetron represents one of our major product assets today, and is our first product entry into the USA. We chose MGI PHARMA on the basis of its primary focus in oncology, its highly experienced and proven commercial organization, and its strategic understanding of and commitment to palonosetron's role within the 5-HT3 antagonist marketplace."

Palonosetron has been tested in a randomized, double blind dose-ranging Phase 2 trial at multiple sites throughout the U.S. that evaluated its efficacy and safety when administered in a single intravenous dose for the prevention of nausea and vomiting in patients receiving highly emetogenic chemotherapy. Based on these results, Helsinn initiated a Phase 3 clinical trial program that is intended to enroll more than 1,900 patients in several well-controlled, double blind trials comparing palonosetron to currently available 5-HT3 antagonists - at approximately 80 centers in North America and Europe. Based on the extended half-life of palonosetron and the results of the Phase 2 trial, its efficacy will be assessed over Day 2 through Day 5 following treatment, in addition to the primary efficacy measure of complete response during the 24-hour period after the start of chemotherapy. The most frequent adverse events associated with palonosetron are similar to those seen with other 5-HT3 antagonists and include headache and constipation.

Under terms of the letter of intent, MGI PHARMA made a $5 million deposit to HELSINN. MGI PHARMA will make additional payments upon concluding the license agreement and based on the achievement of certain milestones leading up to the approval of palonosetron in the U.S. Helsinn will continue to fund and conduct all development of palonosetron. MGI PHARMA will also pay royalties and product supply fees based upon net sales. Helsinn will supply finished product ready for distribution, the active ingredient of which is manufactured at Helsinn's new state-of-the-art facility (Helsinn Advanced Synthesis SA) dedicated to the production of high-potency active ingredients.

MGI PHARMA, INC.
Palonosetron Letter of Intent with Helsinn Healthcare
Page 3

MGI PHARMA, INC., is an oncology-focused pharmaceutical company that acquires, develops and commercializes differentiated pharmaceutical products that meet patient needs. MGI PHARMA focuses its sales efforts solely in the United States and collaborates with other pharmaceutical or biotechnology companies for its products in international markets. For more information about MGI PHARMA, please visit the Company's web site at www.mgipharma.com.

Helsinn (www.helsinn.com) is a privately owned pharmaceutical group with headquarters in Switzerland. Helsinn's core business is Licensing. The company's business strategy is to in-license new chemical entities at a certain stage of development. Helsinn completes the development by performing pre-clinical and clinical studies as well as chemical and pharmaceutical development through the attainment of market approval in strategic markets (USA and Europe). The finished products are manufactured at Helsinn and out-licensed to its marketing partners for distribution.



This news release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the company's actual results to differ materially from the results discussed in these statements. Factors that might affect MGI PHARMA's results include, but are not limited to the signing of a definitive agreement for the licensing of palonosetron, the ability of palonosetron, or MGI PHARMA's other product candidates, to be proven safe and effective in humans and to ultimately compete successfully with other therapies, development or acquisition of additional products, continued sales of MGI PHARMA's marketed products, reliance on contract manufacturing, changes in strategic alliances, and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. MGI PHARMA does not intend to update any of the forward-looking statements after the date of this news release to conform them to actual results.

                                      # # #